Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

Leslie Green
Stapleton Communications
(650) 470-0200

AXT, Inc. Announced Fourth Quarter and Annual 2005 Results

Revenue Increases 25 Percent From Q3 2005

FREMONT, Calif., Feb. 15, 2006 — AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates today reported financial results for the fourth quarter and fiscal year ended December 31, 2005.  The company’s financial statements have been presented to reflect the opto-electronics division as a discontinued operation for all periods presented.

Fourth Quarter 2005 Results

Revenue for the fourth quarter of 2005 was $7.7 million compared with $6.2 million for the third quarter of 2005.  During the fourth quarter, substrate revenue was $6.1 million compared with $5.6 million in the prior quarter due to higher demands for larger diameter wafers.  In addition, revenue from raw materials sales increased to $1.7 million for the fourth quarter of 2005 compared with $600,000 in the prior quarter.  The increase of raw materials sales was primarily the result of shipments delayed in the prior quarter, as well as new customer sales.

Gross margin was 8.4 percent in the fourth quarter of 2005 compared with 18.6 percent in the third quarter of 2005.  The 8.4 percent gross margin included year-end inventory valuation adjustments of $573,000, which negatively affected the quarterly gross margin by 7.4 percent.

Operating expenses were $4.0 million in the fourth quarter of 2005 compared with $3.4 million in the third quarter of 2005.  The increase in operating expenses from prior quarter was primarily due to bad debt expense of $293,000 and a restructuring charge of $460,000 in December 2005 to further reduce our Fremont, California facility headcount and to liquidate the remaining assets of AXT’s Japan office.

The company reported a loss from operations of $3.4 million for the fourth quarter of 2005 compared with a loss from operations of $2.2 million for the third quarter of 2005.

Net interest and other expense was $286,000 for the fourth quarter of 2005 compared with net interest and other expense of $57,000 for the third quarter of 2005.  The company also recorded an income tax benefit of $1.0 million for the fourth quarter of 2005 compared with an income tax expense of $45,000 in the prior quarter.

AXT, Inc 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

AXT, Inc. Announces Fourth Quarter and Annual 2005 Results

Feb. 15, 2006

Net loss in the fourth quarter of 2005 was $2.7 million or a loss of $0.12 per basic and diluted share, compared with a loss of $2.1 million or a loss of $0.09 per basic and diluted share for the third quarter of 2005.

Fiscal 2005 Results

Revenue for fiscal 2005 was $26.5 million compared with $35.5 million for fiscal 2004.  Gross margin was 8.3 percent for fiscal 2005 compared with negative 0.7 percent for fiscal 2004.

Operating expenses were $15.5 million for fiscal 2005 compared with $14.6 million for fiscal 2004.  Loss from operations was $13.3 million compared with $14.8 million for fiscal 2004.

Net loss for fiscal 2005 was $12.2 million or a loss of $0.53 per basic and diluted share, compared with a loss of $13.6 million or a loss of $0.60 per basic and diluted share for fiscal 2004.

Management Qualitative Comments

“2005 was an important year of change and accomplishment for AXT,” said Phil Yin, chief executive officer.  “We successfully resolved the product quality issue that we had experienced during the last two years.  We put in place a strong team and we are leveraging their talent and experience to execute an aggressive growth plan.

“In the next year, our growth will be driven both by the positive effects of these changes and by a growing market that is rapidly evolving in our favor.  The industry trend toward compound semiconductor substrates is intensifying as device manufacturers are looking for ways to increase performance and lower power consumption, while incorporating more features and functionality into their devices.

“Over the next several quarters, we will continue our strong focus on sales penetration and improvements in our manufacturing costs and efficiencies.  We are entering the new year with momentum in our sales efforts, significant competitive advantages and positive industry trends.  We believe that the strength of our team, the performance of our products and the innovation that has characterized AXT since its inception will position us for renewed growth and excellence in 2006.”

Outlook for First Quarter, Ending March 31, 2006

AXT projects the following performance for the first quarter of 2006:

•                  Revenue is expected to show normal seasonality and to be between $7.1 million and $7.7 million;

•                  Net loss is expected to be between $2.6 million and $2.9 million, including stock compensation expense of $225,000; and

•                  Net loss per diluted share is expected to be between $0.11 and $0.13.

Conference Call

A conference call will be held today at 1:30 p.m. PST.  The conference call can be accessed at (973) 935-2100 (PIN 6844940).  The call will also be webcast on the Internet at www.axt.com.  The webcast will be archived for one year.  Replays will be available at (973) 341-3080 until February 22, 2006.  Financial and statistical information to be discussed in the call will be available on the company’s website immediately

AXT, Inc. Announces Fourth Quarter and Annual 2005 Results

Feb. 15, 2006

prior to commencement of the call.  Management’s accompanying script will be available on the company’s website immediately after the call through February 15, 2007. Additional investor information can be accessed at http://www.axt.com or by calling company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge). The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications.  AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials.  For more information, see AXT’s website at http://www.axt.com. The company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling (510) 683-5900. AXT is traded on the NASDAQ National Market under the symbol AXTI.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements related to our aggressive growth plan, market growth, improvements in our product quality and in our manufacturing costs and efficiencies, and opportunities to grow our business, as well as expected quarterly financial results for the first quarter of fiscal 2006.  Such forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: our ability to increase sales and maintain product quality improvements, the potential outcome of securities litigation and other litigation filed against us, as well as any other actions that may be filed against us by current or former employees for wrongful termination or health and safety issues, overall conditions in the markets in which we compete, market acceptance and demand for our products, the impact of competitive products and pricing, and other factors as set forth in the company’s Form 10-K and other filings made with the Securities and Exchange Commission, all of which are difficult to predict and some of which are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenue	$7,717	$7,623	$26,536	$35,454
Cost of revenue	7,069	7,000	24,337	35,705
Gross profit (loss)	648	623	2,199	(251)

Operating expenses:
Selling, general and administrative	3,089	3,120	12,955	11,561
Research and development	466	391	1,723	1,479
Asset impairment charge	-	-	-	210
Restructuring charge	460	73	836	1,308
Total operating expenses	4,015	3,584	15,514	14,558
Loss from operations	(3,367)	(2,961)	(13,315)	(14,809)
Interest income, net	130	89	516	262
Other income (expense), net	(416)	60	(910)	94
Loss before provision for income taxes	(3,653)	(2,812)	(13,709)	(14,453)
Provision (benefit) for income taxes	(1,048)	(106)	(950)	71
Loss from continuing operations	(2,605)	(2,706)	(12,759)	(14,524)
Discontinued operations:
Gain (loss) from discontinued operations	(126)	250	544	472
Gain from disposal	-	194	-	419
Net loss	$(2,731)	$(2,262)	$(12,215)	$(13,633)

Basic and diluted loss per share:
Loss from continuing operations	$(0.11)	$(0.12)	$(0.55)	$(0.64)
Gain (loss) from discontinued operations	(0.01)	0.02	0.02	0.04
Net loss per share	$(0.12)	$(0.10)	$(0.53)	$(0.60)

Shares used in computing basic and diluted loss per share	22,975	23,119	23,047	23,063

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AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	December 31,	December 31,
	2005	2004
Assets:
Current assets
Cash and cash equivalents	$17,472	$12,117
Short-term investments	5,555	20,062
Accounts receivable, net	5,226	4,034
Inventories, net	16,156	16,462
Prepaid expenses and other current assets	1,801	2,523
Assets held for sale	-	1,250
Total current assets	46,210	56,448

Property, plant and equipment, net	17,306	19,045
Other assets	3,832	3,832
Restricted deposits	7,450	8,215

Total assets	$74,798	$87,540

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$3,070	$1,895
Accrued liabilities	6,028	7,690
Accrued restructuring	465	552
Current portion of long-term debt	300	450
Total current liabilities	9,863	10,587

Long-term debt, net of current portion	7,420	7,600
Other long-term liabilities	1,897	1,336
Total liabilities	19,180	19,523

Stockholders' equity:
Preferred stock	3,532	3,532
Common stock	155,464	155,454
Accumulated deficit	(104,776)	(92,561)
Other comprehensive income	1,398	1,592
Total stockholders' equity	55,618	68,017

Total liabilities and stockholders' equity	$74,798	$87,540

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